Exhibit (e)(2)

331 East Evelyn Avenue

Mountain View, CA 94041, USA

Main 650-962-4000

Fax 650-962-5200

www.conceptus.com

www.essuremd.com

www.essure.com

February 15, 2013

CONFIDENTIAL

Bayer AG

Building Q26

51368

Leverkusen, Germany

Attention: Christian Sarto

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated business combination transaction (a “Possible Transaction”) with Conceptus, Inc. and/or its subsidiaries (collectively, with such subsidiaries, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the Company, including its business, financial condition, prospects, operations, assets and liabilities. As a condition to such information and any other information (whether in oral or written form, electronically stored or otherwise) being furnished or made available to you and your Representatives directly or indirectly by the Company or its Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Representatives” with respect to a party shall include such party’s directors, employees, agents and advisors and those of its controlled affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants and financial advisors). The terms “affiliate” and “controlled” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended (the “1934 Act”).

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its Representatives or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto.

Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (ii) was known by you prior to it being furnished to you by or on behalf of the Company pursuant hereto and was not subject to a confidentiality obligation or was obtained from a source not known by you to be bound by a confidentiality agreement, or other contractual, legal or fiduciary obligation of confidentiality, with respect to such information, (iii) is or becomes available to you on a non-confidential basis from a source, other than the Company or any of its Representatives, that is not known by you to be bound by a confidentiality agreement, or other contractual, legal or fiduciary obligation of confidentiality, with respect to such information, or (iv) is independently developed, or discovered, by you without violating the this letter agreement, including without limitation, by reference to or use of any Evaluation Material.

2. Use and Disclosure of Evaluation Material. You agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you and your Representatives may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction, provided such Representatives are provided with a copy of this letter agreement and agree to be bound by the terms hereof. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, consult or share Evaluation Material or Discussion Information with, or enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any co-investor, source of financing or other person (other than the Company) regarding a Possible Transaction. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if Evaluation Material is used or disclosed in violation of this letter agreement. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

You shall maintain a list of those Representatives to whom Evaluation Material has been disclosed (which list shall be presented to the Company upon request). In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives, and, at your sole expense, to take all reasonable measures to prevent your Representatives from disclosure or uses of the Evaluation Material in violation of this letter agreement.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that you or your Representatives have received Evaluation Material or that Evaluation Material has been made available to you or your Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). The Company agrees that, without your prior written consent, the Company and its officers, managers, directors, general partners, employees, outside counsel, accountants, consultants and financial advisors (and their respective counsel) will not disclose to any other person any Discussion Information to the extent it affects your, your controlled affiliates or your Representatives, and that the Company shall accept responsibility for any breach of this letter agreement by the Company or any of the foregoing persons.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of legal counsel, legally compelled to disclose Evaluation Material or Discussion Information to any tribunal, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that you use your reasonable best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal; and provided further that you shall as soon as possible notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3. Return and Destruction of Evaluation Material. Unless prohibited by mandatory applicable law, at any time upon the request of the Company, in its sole discretion and for any reason, you and your Representatives will promptly deliver to the Company, or destroy, all Evaluation Material, and no copies thereof shall be retained, including expunging all such Evaluation Material from any device containing such information; provided, that nothing in this letter agreement shall require you or any of your Representatives or controlled affiliates to alter, modify, delete or destroy any back up tapes or other back up media made by such party in the ordinary course of business that are not available to an end user, provided that all of your and your Representatives’ obligations contained herein shall, with respect to such copies, survive any termination of this letter agreement. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4. Access to Evaluation Material; No Representations or Warranties. This letter agreement does not constitute or create any obligation of the Company to provide any Evaluation Material or other information to you or your Representatives, but merely defines the duties and obligations of you and your Representatives with respect to the Evaluation Material to the extent it may be disclosed or made available. Under no circumstances is the Company obligated to disclose or make available any information, including any Evaluation Material, which in its sole and absolute discretion it determines not to disclose. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you, your controlled affiliates or your Representatives. You agree that neither the Company nor any of its Representatives shall have any liability, including, without limitation, in contract, tort or under federal or state securities laws, to you, your controlled affiliates or to any of your Representatives relating to or resulting from the use of the Evaluation Material or such other information or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two years from the date hereof, neither you nor any of your controlled affiliates or any person acting on behalf of or in concert with you or any of your controlled affiliates will, without the prior written consent of the Company, directly or indirectly, solicit to employ, offer to employ, employ or enter into any contract with any of the officers or employees of the Company with whom you have had contact during your evaluation of the Possible Transaction or that have otherwise been identified as an employee of the Company in the Evaluation Material, or otherwise solicit, induce or otherwise encourage any such person to discontinue, cancel or refrain from entering into any relationship with the Company, other than through general advertising or other general solicitation not targeted to the Company’s officers and employees, provided however you may employ any person who contacted you or your Representatives on his or her own initiative (without any direct or indirect initiation from you or your Representatives).

6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. Standstill. As of the date hereof, neither you nor your controlled affiliates owns, directly or indirectly, any securities of the Company. You agree that, for a period of 18 months from the date of this letter agreement, unless specifically invited in writing by the Board of Directors of the Company, neither you nor any of your controlled affiliates or Representatives acting on your behalf will in any manner, directly or indirectly: (a) effect or seek, offer or propose to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses, in each case, of the Company, (ii) any tender or exchange offer, merger or other business combination involving the Company, or assets of the Company constituting a significant portion of the consolidated assets of the Company, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company, to seek to obtain representation on the Board of Directors of the Company, or to seek to amend the Company’s governing instruments; (d) enter into any discussions, negotiations or arrangements with any third party (other than persons contacted on a bona fide basis to be your Representative) with respect to any of the foregoing or propose any such activities to any other person; or (e) make any public disclosure with respect to the matters contemplated by clauses (a) – (d) above or take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in clauses (a) – (d) above. You also agree during such period not to request that the Company, directly or indirectly, amend or waive any provision of this paragraph 7 (including this sentence).

Notwithstanding the foregoing, nothing in this paragraph 7 shall limit your ability to make or submit to the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Company at any time a bona fide non-public and confidential proposal relating to a business combination or similar transaction so long as such action would not reasonably be expected to require the Company to make a public announcement relating thereto.

Notwithstanding anything in this letter agreement to the contrary, neither you nor any of your controlled affiliates shall be prohibited from acquiring securities of the Company by or through (i) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of your or your controlled affiliates’ employees, (ii) any of your or your controlled affiliates’ employee benefit plans for which investment decisions are made by an independent trustee or (iii) any stock portfolio not controlled or managed by you or any of your controlled affiliates which invests in the Company among other companies; provided, in each case, that such fund, employee benefit plan or stock portfolio has not received Evaluation Material and that such activities, individually or in the aggregate are not in connection with any plan, arrangement, understanding or intention to influence, or affect control over, the management, the Board of Directors or the policies of the Company.

The restrictions set forth in this paragraph 7 shall terminate and you and any of your controlled affiliates shall be permitted to take any of the actions described in the first paragraph of this paragraph 7 if the Company shall have entered into a definitive agreement providing for a Business Combination Transaction. The term “Business Combination Transaction” means (x) any direct or indirect divestiture or sale by the Company of all its assets or a substantial part thereof, in one or a series of related transactions, (y) any tender offer or exchange offer that if consummated could result in any person or group beneficially owning more than fifty percent (50%) of the voting securities of the Company, or (z) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company which may result in the direct or indirect acquisition of more than fifty percent (50%) of the market capitalization of the Company or of more than fifty percent (50%) of the voting securities of the Company (other than the issuance of new securities by the Company solely in connection with a bona fide capital raising transaction).

8. No Agreement. The parties hereto understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and each party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. The parties hereto also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. The parties hereto acknowledge and agree that each of the Company and you reserves the right, in its sole discretion, to reject any and all proposals made with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations at any time. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to conduct, directly or through any of its Representatives, any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

9. No Waiver of Rights. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. Remedies. It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement and that each party shall be entitled to equitable relief, including, without limitation, a restraining order, injunction and specific performance, as a remedy for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity. Each party agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and each party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines (in a judgment not subject to further appeal or for which the time for appeal has expired), that you or any of your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom. If such court determines (in a judgment not subject to further appeal or for which the time for appeal has expired) that neither you nor any of your Representatives have breached this letter agreement, then the Company will pay your reasonable legal fees incurred in connection with such litigation and any appeal therefrom.

11. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York located in the County of New York and of the United States District Court for the State of New York located in the Southern District of Manhattan for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). Each party hereby irrevocably and unconditionally waives any objection which you may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of New York located in the County of New York or the United States District Court for the State of New York located in the Southern District of Manhattan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO AGREES THAT IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER AND (C) IT MAKES SUCH WAIVER VOLUNTARILY.

12. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter.

13. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

14. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

15. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

16. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the parties and their successors and assigns.

17. No License. Nothing herein shall be deemed to grant a license, copyright or similar right, whether directly or by implication, estoppel or otherwise, to any Evaluation Material, or other information, disclosed pursuant to this letter agreement.

18. Term. This letter agreement will terminate three years from the date hereof, provided that such termination shall not relieve any party hereto of any liability or damages to the other party hereto resulting from any prior breach of this letter agreement.

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

Conceptus, Inc.

By:	/s/ Julie A. Brooks
Name: Julie A. Brooks
Title: EVP, General Counsel

CONFIRMED AND AGREED as of the date written above: Bayer AG

By:	/s/ Christian Sarto
Name: Christian Sarto
Title: BAG-MA

By:	/s/ Jan Heinemann
Name: Jan Heinemann
Title: BAG-LPC-MA

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